SCHEDULE 14A
                           (RULE 14a-101)
              INFORMATION REQUIRED IN PROXY STATEMENT
                      SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than Registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additonal materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          THE QUAKER OATS COMPANY
--------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                                    [Quaker Logo]



                                    The Quaker Oats
                                    Company

                                    Notice of
                                    Annual Meeting
                                         and
                                    Proxy Statement





                                    Fiscal Year Ended December 31, 1999




                                       April 3, 2000









Dear Shareholder:

You are cordially invited to attend the 2000 Annual Meeting of Shareholders of The Quaker Oats Company on Wednesday, May 10, 2000, at 9:30 a.m. (CDT) at the Civic Opera House, 20 North Wacker Drive, Chicago, Illinois.

The items of business to be acted on during the Meeting include: the election of directors; the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 2000; and such other business as may properly come before the Meeting or any adjournment thereof, including three shareholder proposals. The accompanying proxy statement contains complete details on the proposals and other matters.

Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To insure your representation at the Meeting, whether or not you are able to attend, you may vote over the telephone or the Internet as instructed on the enclosed proxy card or complete and return the enclosed card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

I look forward to seeing you on May 10. Refreshments will be served after the Meeting, when the members of the Board of Directors hope to visit with you.

Cordially,


/s/Robert S. Morrison
Robert S. Morrison
Chairman, President and Chief Executive Officer

                      THE QUAKER OATS COMPANY
                      321 North Clark Street
                      Chicago, Illinois 60610


                              NOTICE
                                OF
                  ANNUAL MEETING OF SHAREHOLDERS
                               AND
                          PROXY STATEMENT
                FISCAL YEAR ENDED DECEMBER 31, 1999


                 T A B L E   O F   C O N T E N T S

                                                        PAGE

Notice of Annual Meeting of Shareholders                  3

Proxy Statement                                           4
 General Information                                      4
 Election of Directors                                    5
 Corporate Governance                                     8
 Ownership of Company's Securities                       11
 Executive Compensation                                  13
 Compensation Committee Report                           19
 Performance Graph                                       21
 Directors' Proposal                                     22
 Shareholders' Proposals                                 22
 Shareholder Proposals for 2001 Annual Meeting           26
 Other Business                                          27

                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610


                                    NOTICE
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 10, 2000
                                                                   April 3, 2000
To the Shareholders of The Quaker Oats Company:

Notice is hereby given that the Annual Meeting of Shareholders of The Quaker Oats Company will be held at 9:30 a.m. (CDT), on Wednesday, May 10, 2000, at the Civic Opera House, 20 North Wacker Drive, Chicago, Illinois, for the following purposes:

     To elect one director in Class I to serve for a two-year term expiring in May, 2002, and three directors in Class II for three-year terms expiring in May, 2003, or until their successors are elected and qualified;

     To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for the Company for 2000; and

     To transact such other business as may properly come before the Meeting or any adjournment thereof, including consideration of shareholder proposals concerning: 1) annual election of directors; 2) shareholder rights plans; and 3) genetically engineered foods.

By Board of Directors' resolution, only shareholders of record as of the close of business on March 15, 2000 are entitled to notice of and to vote at the Meeting. To insure your representation at the Meeting, whether or not you are able to attend, you may vote over the telephone or the Internet as instructed on the enclosed proxy card or complete and return the enclosed card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

An admittance card is required to attend the Meeting. Please retain the bottom portion of your proxy card for this purpose. Also, please indicate your intention to attend the Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, your admittance card should be included with your proxy card. If you do not have an admittance card prior to the Meeting, you may obtain one by sending a written request, accompanied by proof of share ownership (such as a copy of your brokerage statement) to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we recommend that you bring your admittance card to the Meeting so you can avoid the registration lines and proceed directly to the Meeting. However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area where our staff will assist you.


By order of the Board of Directors,




/s/John G. Jartz
John G. Jartz
Corporate Secretary

<Page 3>


                      THE QUAKER OATS COMPANY
                      321 North Clark Street
                     Chicago, Illinois  60610


                          PROXY STATEMENT
                                FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MAY 10, 2000

                                                                   April 3, 2000

                        GENERAL INFORMATION

This proxy statement is being mailed to shareholders on or about April 3, 2000 and is furnished in connection with the solicitation of proxies by the Board of Directors of The Quaker Oats Company (Board and Company) for use at the Annual Meeting of Shareholders to be held on May 10, 2000, including any adjournment thereof (Annual Meeting or Meeting).

The Meeting is called for the purposes stated in the accompanying Notice of Annual Meeting. All holders of the Company's $5.00 par value common stock and Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock) as of the close of business on March 15, 2000, are entitled to vote at the Meeting. As of that date, there were 130,757,273 outstanding shares of common stock and 908,682 outstanding shares of ESOP Preferred Stock. Treasury shares are not included in the totals. On each matter coming before the Meeting, a common stock shareholder is entitled to one vote for each share of stock held as of the record date and an ESOP Preferred Stock shareholder is entitled to 2.2 votes for each share held as of the record date.

Shares  representing  a majority of the eligible votes must  be  represented  in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. A properly executed proxy marked "Withheld" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A properly executed proxy marked "Abstain" on a matter will similarly not be voted with respect to such matter, but will be counted for purposes of determining whether there is a quorum. Shares registered in the names of brokers or other "street name" nominees will be considered to be voted only as to those matters with respect to which a beneficial holder has provided voting instructions, and will not be considered voted for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes"). Broker non-votes will be counted for purposes of determining whether there is a quorum.

If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Meeting in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board.

A proxy may be revoked at any time before it is voted at the Meeting. Any shareholder who attends the Meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be communicated in writing to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

If a shareholder is a participant in the Company's Salaried Employees' 401(k) Plan, Hourly Employees' 401(k) Plan, or the Harris DOCS (Direct Ownership of Corporate Shares) Program, the proxy card will represent the number of shares registered in the participant's name and the number of whole and fractional shares credited or allocated to the participant's account under the plans, except that fractional shares will not be voted under the Harris DOCS Program. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under each plan as to how the shares in the relevant account are to be voted.

<Page 4>


Under the Company's Bylaws, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential and not be disclosed to any of the Company's directors, officers or employees, except when disclosure is mandated by law, when disclosure is expressly requested by a shareholder or during a contested election for the Board.

The  Company  will bear the cost of the solicitation of proxies,  including  the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial owners of shares of stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or other means without special compensation. In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist in soliciting proxies from brokers, dealers, voting trustees, banks and other nominees, and institutional and individual holders for a fee not to exceed $18,000, plus reimbursement of reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company provides that the members of the Board shall be divided into three classes with staggered terms. The terms of directors to be elected in Class I and Class II expire this year.
The Board has nominated one person for election as a director in Class I to serve for a two-year term expiring in May, 2002, and three persons for election as directors in Class II to serve for three-year terms expiring in May, 2003, or until their successors are elected and qualified. All nominees have consented to serve for the new term. Biographical information (including principal occupations for the past five years and ages as of April 3, 2000) follows for each person nominated and each director whose term in office will continue after the Meeting.

It is the intention of those persons named in the accompanying proxy to vote in favor of the nominees. Should any one or more of these nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board may recommend.

The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of nine members, including eight nonemployee directors and one director who is an officer of the Company.


Nominees for Director - Terms Expiring in 2003

W. James Farrell
Director since 1998
Age 57

Chairman and Chief Executive Officer, Illinois Tool
Works Inc. (engineering  and industrial components)
since 1996; formerly President  and Chief Executive
Officer (1995-1996);  and Executive  Vice President
(1983-1994).   Also  a  director  of  The  Allstate
Corporation; and Sears, Roebuck and Co.



Judy C. Lewent
Director since 1994
Age 51

Senior  Vice President and Chief Financial Officer,
Merck  &  Co.,  Inc.  (pharmaceuticals).   Also   a
director   of  Johnson  &  Johnson  Merck  Consumer
Pharmaceuticals   Company;  Merial   Limited;   and
Motorola, Inc.

<Page 5>


Linda Johnson Rice
Director since March, 2000
Age 42

President  and  Chief  Operating  Officer,  Johnson
Publishing  Company,  Inc.  (publishing).   Also  a
director  of Bausch & Lomb Incorporated;  Kimberly-
Clark     Corporation;    Northwestern     Memorial
Corporation; and Viad Corp.



Nominee  for Director - Term  Expiring in 2002

Armando M. Codina
Director since July, 1999
Age 53

Chairman and Chief Executive Officer, Codina Group,
Inc.  (real  estate).   Also  a  director  of   AMR
Corporation;  BellSouth  Corporation;  FPL   Group,
Inc.; and Winn-Dixie Stores, Inc.



Directors Continuing in Office - Terms Expiring in 2002

J. Michael Losh
Director since 1998
Age 53

Executive   Vice  President  and  Chief   Financial
Officer, General Motors Corporation (automotive manufacturing) since 1994; formerly Vice President and Group Executive of North American Vehicle
Sales, Service and Marketing (1992-1994). Also a director of Cardinal Health, Inc.



Walter J. Salmon
Director since 1971
Age 69

Stanley Roth, Sr. Professor of Retailing, Emeritus,
Harvard   Business  School  since  1997;   formerly
Stanley  Roth,  Sr. Professor of  Retailing  (1980-
1997) and Senior Associate Dean, External Relations
(1989-1994).   Also  a  director  of  Circuit  City
Stores,  Inc.; Cole National Corporation; Hannaford
Bros.  Co.;  Harrah's Entertainment, Inc.;  Luby's,
Inc.;  The Neiman Marcus Group, Inc.; and  PETsMART
Inc.

<Page 6>


Directors Continuing in Office - Terms Expiring in 2001

Frank C. Carlucci
Director  1983-1987 and  then  since 1989
Age 69

Chairman,  The  Carlyle Group  (merchant  banking).
Also  a director of Ashland Inc.; IRI International
Corporation;     Kaman    Corporation;     Neurogen
Corporation; Nortel Networks Corporation; Pharmacia
&  Upjohn,  Inc.; Sun Resorts Ltd. N.V.; and  Texas
Biotechnology Corporation.



Vernon R. Loucks, Jr.
Director since 1981
Age 65

Chairman,  InLight,  Inc.  (health  care  services)
since  January, 2000; formerly Chairman (1999)  and
Chairman and Chief Executive Officer (1980-1998) of
Baxter  International  Inc.   Also  a  director  of
Affymetrix,  Inc.; Anheuser-Busch Companies,  Inc.;
Emerson Electric Co.; and GeneSoft, Inc.



Robert S. Morrison
Director since 1997
Age 57

Chairman, President  and Chief Executive Officer of
the Company since 1997; formerly Chairman and Chief
Executive   Officer  of   Kraft   Foods,  Inc.,   a
division  of  Philip  Morris  Companies Inc. (1994-
1997);   and President  of General Foods U.S.A.  of
Philip  Morris Companies  Inc.  (1991-1994).

<Page 7>


                                    CORPORATE GOVERNANCE

Board Affairs Guidelines and Policies

The   Board  has  adopted  comprehensive  Board  Affairs  Guidelines  which  are summarized as follows:

1.   The Board   shall   be   comprised  of   a   majority    of    "independent
     directors" and not more than three directors shall be Company employees. The term "independent director" is defined as a director who: (i) is not and has not been employed by the Company or its subsidiaries in an executive capacity within the last five years; (ii) is not affiliated with a customer or supplier of goods or services that has a material relationship with the Company or its subsidiaries (material either to the Company or to such customer or supplier); (iii) does not have a financially significant personal services contract with the Company or its subsidiaries; (iv) is not affiliated with a tax-exempt entity that receives more than 5% of its annual contributions from the Company or its subsidiaries or employees; (v) does not have a material business relationship with any senior executives of the Company; and (vi) is not a spouse, parent, sibling or child of any person described by (i) through (v).

2.   The  Board  Affairs,   Audit   and   Compensation   Committees    of    the
     Board shall consist entirely of independent directors.

3. Nonemployee directors are expected to retire at the first Annual Meeting of Shareholders after attaining age 70. Employee directors shall retire at the first Annual Meeting of Shareholders after attaining age 65 or upon their earlier retirement, resignation or termination of employment.

4. Directors are expected to offer their resignation in the event of a change in their primary employment responsibilities. Former Chairmen who have been full-time employees and/or Chief Executive Officers of the Company are expected to resign from the Board upon vacating those positions.

5. The Board Affairs Committee and the entire Board are responsible for screening and selecting director candidates, typically with assistance from an independent executive search firm.

6.   In lieu   of   term  limits,  each director's  continuation   on  the Board
     should be reviewed by the Board Affairs Committee before re-nominating such director for an additional term.

7. The Chairman and Chief Executive Officer should receive the approval of the Board before accepting any outside directorships. As a general rule, the Chairman and Chief Executive Officer and other employee directors
     should  serve   on   no   more   than   three additional boards.

8. The Board shall periodically review its own structure, governance principles and composition to consider whether it is functioning well in view of its responsibilities and the evolving situation of the Company. In furtherance of this objective, the Board shall conduct an annual performance evaluation to solicit candid feedback from individual directors. The collective results of such evaluation will be shared with the entire Board.

9. The Chairman and Chief Executive Officer shall establish the agenda for Board meetings. Nonemployee directors can suggest additional agenda items, and the Board shall set aside time at every other Board meeting to evaluate possible topics for future discussion. At least one Board meeting per year shall include both a thorough review of the Company's strategic long-range plan and the most important issues expected to affect the Company in the future.

10. The nonemployee directors shall meet in executive session without the Chairman and Chief Executive Officer at the end of
     every other regularly scheduled Board meeting and at such other times as they deem appropriate. The Chairman of the Board Affairs Committee will preside over such executive sessions.

11. At the beginning of each fiscal year, the Chairman and Chief Executive Officer must develop performance objectives for Board review and approval. Such objectives should be based upon the specific position and needs

<Page 8>


     of the Company and should include criteria such as business performance, accomplishment of long term strategies and development of the management team.

12.  Following  the   end   of   each    fiscal   year,    the    Board    shall
     formally evaluate the Chairman and Chief Executive Officer's performance at a meeting of nonemployee directors without the Chairman and Chief Executive Officer being present. Such evaluation shall be based upon the objectives established by the Board at the beginning of the fiscal year and such other factors as the nonemployee directors deem appropriate. The results of the evaluation shall be communicated to the Chairman and Chief
     Executive Officer by the Chairman of the Compensation Committee. The performance evaluation will also be used by the Compensation Committee and the nonemployee directors when considering the Chairman and Chief Executive Officer's compensation.

13. The Chairman and Chief Executive Officer shall provide an annual report to the full Board on succession planning and the development and performance of the Company's management team. This report will include an emergency operating plan that could be implemented in the event the Chairman and Chief Executive Officer unexpectedly resigns, retires or becomes incapacitated.

14. Directors are expected to own and retain shares of the Company's common stock and to increase their ownership of those shares over time. Individual directors are expected to own at
     least   1,500   shares  within  one  year  of  election  and   4,500 shares
     within three years of election. These ownership targets have been adopted in the form of "guidelines" rather than "minimum requirements" in order to recognize that the individual circumstances of Board members and potential candidates may impact what is reasonable to expect.

The foregoing summary is subject to and qualified in its entirety by the full text of the Board Affairs Guidelines, which are available upon written request to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

Nonemployee Directors' Compensation and Benefits

The nonemployee directors' compensation and benefits program is intended to closely align the interests of directors and shareholders. The annual cash retainer for nonemployee directors is $35,000. Nonemployee directors also receive annual stock option grants with an estimated value of $35,000 under The Quaker Oats Company Stock Option Plan for Outside Directors (Stock Option Plan) (see description below) and annual Common Stock Unit awards valued at $35,000 under The Quaker Oats Company Stock Compensation Plan for Outside Directors (Stock Compensation Plan) (see description below). Each Committee chairperson receives an additional $5,000 award which, at the director's option, is credited under the Stock Option Plan or the Stock Compensation Plan. Nonemployee directors may elect to convert all or a portion of their cash retainers and/or Common Stock Units received under the Stock Compensation Plan into stock options under the Stock Option Plan. In addition to the compensation and benefits described above, nonemployee directors are reimbursed for appropriate travel and lodging expenses. Directors who are employees receive no additional compensation or benefits for Board or Committee service.

Under the Deferred Compensation Plan for Directors of The Quaker Oats Company (Deferred Compensation Plan), each nonemployee director may elect to defer the receipt of all or a portion of his/her annual retainer until ceasing to be a director. Prior to 1999, directors could elect to carry such deferred amounts as Cash Units or Common Stock Units. Deferred amounts credited on or after January 1, 1999 must be carried as Common Stock Units. Existing Cash Units are credited with interest on a monthly basis, at the new issue 10-year "A" rated industrial bond rate. Amounts deferred as stock units under the Deferred Compensation Plan are converted quarterly into Common Stock Units by dividing the deferred amount by the fair market value of the Company's common stock. Common Stock Units are also credited with dividend equivalents which are converted into additional Common Stock Units. After a director leaves the
Board, deferred amounts may be distributed in a lump-sum or in annual installments (not exceeding 15), as elected by the director. The accumulated deferred amounts will be distributed in kind if held as Common Stock Units or cash if held as Cash Units. If a director has not attained age 55 prior to leaving the Board, the distribution of deferred amounts will begin following the director's attainment of age 55. Payment of deferred amounts may be accelerated by the Compensation Committee for any reason following a change in control.

Each nonemployee director receives an annual grant valued at $35,000 under the Stock Option Plan, based on the fair market value of the Company's common stock on the date of grant. Committee chairpersons may also elect to receive

<Page 9>


their annual $5,000 award as stock options under the Stock Option Plan. Furthermore, nonemployee directors may elect to receive stock options in lieu of cash retainers and/or Common Stock Unit awards under the Stock Compensation Plan. All nonemployee director stock options are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options vest when granted, but they may not be exercised for at least one year. They remain exercisable until the earlier of ten years from the date of grant or five years after a director leaves the Board. Upon the occurrence of a change in control, outstanding options are cancelled and an immediate lump sum payment will be paid to the director, equal to the product of: (1) the amount by which the higher of (a) the closing price of the Company's common stock as reported on the New York Stock Exchange ("NYSE") Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control, exceeds the purchase price of each such option held, times (2) the number of shares covered by each such option (whether or not then fully exercisable).

Under the Stock Compensation Plan, each nonemployee director receives annual Common Stock Unit awards valued at $35,000, based on the fair market value of the Company's common stock on the date of grant. Committee chairpersons may also elect to receive their annual $5,000 award as Common Stock Units under the Stock Compensation Plan. All such Common Stock Units are credited with dividend equivalents which are converted into additional Common Stock Units. After a director leaves the Board, Common Stock Units held under the Stock Compensation Plan will be distributed in kind in a lump-sum or in annual installments (not exceeding 15), as elected by the director. The Compensation Committee may accelerate the distribution of Common Stock Units for any reason following a change in control.

Committees

The Board has appointed five standing committees from among its members to assist it in carrying out its obligations. Committee assignments and chairs are reviewed by the Board annually. The principal responsibilities of each committee are reviewed biannually and are described in the following paragraphs.

The Audit Committee consists entirely of nonemployee directors and is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee reviews and recommends annually to the Board the firm to be appointed as the Company's independent public accountants; reviews all relationships between the Company and its independent public accountants to satisfy itself as to their independence; reviews the Company's annual financial statements; reviews and approves the scope of the annual examination of the books and records  of  the  Company and its subsidiaries; reviews the audit  findings  and recommendations of the independent public accountants; considers the organization, scope and adequacy of the Company's internal auditing function; monitors the extent to which the Company has implemented changes recommended by the independent public accountants, the internal audit staff or the Committee; reviews and monitors compliance with the Company's written code of conduct and ethical practices; reviews and monitors the Company's Compliance Program with regard to the areas of Law, Quality, Health and Safety, and Environmental Programs; provides oversight with respect to accounting principles to be employed in the Company's financial reporting; and reviews the adequacy of the Committee's charter at least annually. The Committee met three times during 1999 and its members are Mr. Carlucci - Chairman, Mr. Codina, Mr. Farrell, Ms. Lewent and Mr. Losh.

The Board Affairs Committee consists entirely of nonemployee directors and develops and recommends to the Board guidelines with respect to the size and composition of the Board and criteria for the selection of director candidates. It recommends the slate of nominees to be considered at each annual meeting of shareholders and recommends candidates to fill any vacancies that may occur, including any vacancy created by an increase in the total number of directors. It also administers and periodically reviews the programs and procedures set forth in the Board Affairs Guidelines. The Committee met three times during 1999 and its members are Dr. Salmon - Chairman, Mr. Losh, Mr. Loucks, Ms. Rice and Mr. Weiss. Mr. Morrison is an ex-officio member of the Committee.

The Committee will entertain nominees for directorships recommended by shareholders. A shareholder recommendation should be sent to the
Committee in care   of   the   Company's    Corporate  Secretary,    accompanied
by    a statement   of   the    nominee   indicating   willingness   to    serve
if elected.  The   nomination   should    also    state     the    shareholder's

<Page 10>


reasons  for  the  recommendation,  the   principal occupations  the nominee has
held over the past five years and a list of all publicly held companies for which the nominee serves as a director.

The Compensation Committee consists entirely of nonemployee directors and oversees the Company's compensation and benefit policies and programs, including administration of the Executive and Management Incentive Bonus Plans, The Quaker Long Term Incentive Plan of 1999 (1999 LTIP) and The Quaker Long Term Incentive Plan of 1990 (1990 LTIP). It also recommends to the Board annual salaries for elected officers. The Committee met six times during 1999 and its members are Mr. Loucks - Chairman, Mr. Carlucci, Mr. Farrell, Ms. Lewent and Mr. Weiss.

The Executive Committee consists of three nonemployee directors and Mr. Morrison and exercises all the powers and authority of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the Bylaws. The Committee acted by unanimous written consent three times during 1999 and its members are Mr. Carlucci, Mr. Farrell, Mr. Morrison and Mr. Weiss.

The Finance Committee consists entirely of nonemployee directors and reviews the Company's annual financing plan, including its projected financial condition and requirements for funds; approves certain long term debt borrowing arrangements; advises the Board on all financial recommendations requiring Board approval, including dividend payments; and monitors the investment performance of the
Company's pension funds and participant-directed investment accounts. The Committee met two times during 1999 and its members are Mr. Weiss - Chairman, Mr. Codina, Ms. Lewent, Mr. Losh, Mr. Loucks, Ms. Rice and Dr. Salmon.

Attendance

During 1999, the Board held six regular meetings. In addition to Board membership, each nonemployee director serves on one or more standing Board committees. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served.


                        OWNERSHIP OF COMPANY'S SECURITIES

Beneficial Owners of More Than 5 Percent

The following table sets forth information as of March 10, 2000 with respect to each person or entity known to have beneficial ownership of more than 5% of the Company's outstanding common stock based upon information furnished to the Company.


Name and address of        Amount and nature           Percent of
  beneficial owner      of beneficial ownership          class

Fidelity Management           10,815,474 (2)             8.15%
Trust Co.
82 Devonshire Ct.
Boston, MA 02109 (1)

FMR Corp.                     14,495,965                10.83%
82 Devonshire Ct.
Boston, MA 02109



(1) In accordance with applicable rules of the Securities and Exchange Commission ("SEC"), all shares beneficially owned by Fidelity Management Trust Co., including those beneficially owned as Trustee of The Quaker Oats Company 401(k) Plans Master Trust, are required to be disclosed.

(2) This amount includes 8,854,902 shares of common stock and 908,682 shares of ESOP Preferred Stock (at the convertible rate of 2.16 shares of common stock for each share of ESOP Preferred Stock and representing 100% of the issued and outstanding stock of that class), which ESOP Preferred Stock is included in determining the percent of class owned.

<Page 11>


Directors and Management

As of March 10, 2000, each director, each nominee, each Named Executive (see page 13) and all directors and executive officers of the Company as a group beneficially owned the number of shares of the Company's common stock set forth in the following table. Shares subject to acquisition within 60 days through the exercise of stock options are included in the first column and are shown separately in the second column.


Name of individual               Amount and nature       Shares subject to acquisition
or persons  in  group      of beneficial ownership(a)          within 60 days (a)

Frank C. Carlucci               32,608  (b)(c)(d)                   1,752
Armando M. Codina                4,500  (e)                           -0-
W. James Farrell                 4,535  (c)                         1,752
John G. Jartz                  154,848  (f)(g)                    132,498
Judy C. Lewent                   7,443  (c)                         3,504
J. Michael Losh                  3,890  (c)                         1,752
Vernon R. Loucks, Jr.           17,949  (c)                         1,752
Linda Johnson Rice                 591  (c)                           -0-
Terence D. Martin               78,428  (f)(g)                     66,500
Robert S. Morrison           1,145,261  (f)(g)                    980,200
Walter J. Salmon                24,532  (c)                         1,752
William L. Weiss                18,859  (c)(d)                      5,505
Susan D. Wellington             87,107  (f)(g)                     74,310
Russell A. Young               226,651  (f)(g)                    200,620
All directors and executive
  officers as a group        2,837,274  (f)(g)                  2,345,067



(a) Unless otherwise indicated, each named individual and each person in the group has sole voting and investment power with respect to the shares shown. Of the total shares outstanding (including shares subject to acquisition within 60 days after March 10, 2000), each person beneficially owns less than 1% of the total shares and the group in total beneficially owns approximately 2% of the total shares.
(b) Of these shares, 300 are held in a custodial account for Mr. Carlucci's daughter, through which he shares voting and investment power with his wife.
(c) The figures shown for all directors include an aggregate of 60,979 common stock units credited to them under The Quaker Oats Company Stock Compensation Plan for Outside Directors.
(d) The figures shown for all directors include an aggregate of 20,431 common stock units credited to them under the Deferred Compensation Plan for Directors of The Quaker Oats Company.
(e) These 4,500 shares are owned by Codina Investments, Inc., which is wholly-owned by Mr. Codina.
(f) The figures shown for all executive officers include an aggregate of 92,828 shares allocated to them under The Quaker 401(k) Plan for Salaried Employees, which includes 16,912 shares on the basis of the conversion of shares of ESOP Preferred Stock at the conversion rate of 2.16. The Named Executives hold the following numbers of shares under this Plan: Mr. Morrison, 1,133; Mr. Martin, 902; Mr. Young, 9,414; Ms. Wellington, 6,641; and Mr. Jartz, 9,246.
(g) The figures shown for all executive officers include an aggregate of 74,773 shares and stock units granted to them under the 1990 LTIP and 1999 LTIP for which the restricted period has not lapsed. The Named Executives hold the following numbers of shares or stock units under this Plan: Mr. Morrison, 44,561; Mr. Martin, 342; Mr. Young, 957; Ms. Wellington, 5,000; and Mr. Jartz, 2,194.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. To the best of the Company's knowledge, all such required reports were timely filed.

<Page 12>


                                  EXECUTIVE COMPENSATION

The following table details annual and long-term compensation paid to the Company's Chairman, President and Chief Executive Officer for 1999 and the Company's four other most highly compensated executive officers for 1999 (Named Executives). Information is provided for each fiscal year the Named Executive served as an executive officer of the Company.


                                                      SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                     Annual Compensation                     Compensation
                             --------------------------------------    ---------------------------
                                                                                        Securities
                                                       Other Annual       Restricted    Underlying       All Other
     Name and        Fiscal     Salary        Bonus    Compensation    Stock  Awards       Options    Compensation
Principal Position     Year      ($)         ($)(1)       ($)(2)           ($)(3)          (#)(4)         ($)(5)

Robert S. Morrison-    1999  $ 995,674  $ 1,700,000        $ 27,251      $   349,989       340,000       $ 593,000
Chairman, President    1998  $ 952,004  $ 1,400,000        $ 25,959      $    -0-          300,000       $ 118,131
and Chief Executive    1997  $ 183,667  $     -0-          $  -0-        $ 5,715,570     1,000,000       $   -0-
Officer

Terence D. Martin-     1999  $ 479,008  $   493,800        $ 89,006      $    18,244        50,000       $  94,051
Senior Vice President- 1998  $  64,857  $    73,000        $  -0-        $     -0-         250,000       $   -0-
Finance and Chief      1997      N/A          N/A             N/A              N/A           N/A             N/A
Financial Officer

Russell A. Young-      1999  $ 328,168  $   440,300        $    277      $     -0-          38,000       $ 160,128
Senior Vice President- 1998  $ 306,762  $   323,400        $  -0-        $     -0-          38,000       $ 188,905
Supply Chain           1997      N/A          N/A             N/A              N/A           N/A             N/A

Susan D. Wellington-   1999  $ 264,000  $   397,700        $  1,007      $    49,716        25,000       $ 148,058
Vice President and     1998  $ 234,014  $   342,900        $  -0-        $   287,656        21,000       $  65,276
President-             1997      N/A          N/A             N/A              N/A            N/A            N/A
U.S. Beverages

John G. Jartz-         1999  $ 285,720  $   357,900        $  1,374      $    52,917        32,000       $ 148,400
Senior Vice President- 1998  $ 269,750  $   317,400        $   -0-       $    43,835        32,000       $  93,783
General Counsel,       1997  $ 235,476  $   263,000        $   -0-       $    12,740        19,000       $ 352,987
Business Development
and Corporate Secretary


(1) Amounts include the cash awards that have been paid under the Executive or Management Incentive Bonus Plan based on the Company's financial performance and the Named Executive's personal performance for each Fiscal Year.

(2) Of the amount shown for Mr. Martin, $50,203 is attributable to relocation expenses.

(3) Restricted stock and unit award values reflect the fair market value of the Company's common stock on the date of each grant. Mr. Morrison was granted 119,000 restricted stock units effective October 22, 1997. Of this award, 43,000 and 38,000 such restricted units vested on October 22, 1998 and October 22, 1999, respectively, and the remaining 38,000 restricted units will vest on October 22, 2000. Dividends on restricted shares and units are paid on an ongoing basis at the same rate as paid to all shareholders of common stock. The number and value of currently restricted shares or units held by the Named Executives as of December 31, 1999 were as follows: Mr. Morrison, 44,561 and $2,924,316; Mr. Martin, 342 and $22,444; Mr. Young,
     957 and $62,803; Ms. Wellington, 5,000 and $328,125; and Mr. Jartz,   2,194
     and $143,981.

(4) All stock option awards were granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant.

<Page 13>


(5) Amounts shown are the total of the value of the stock allocations to the Named Executives' employee stock ownership accounts and cash awards to the Named Executives based on earnings in excess of the Internal Revenue Code limits on the amount of earnings deemed eligible for purposes of the annual stock allocations made directly under The Quaker 401(k) Plan for Salaried Employees. Of the amounts shown for Mr. Young for 1998 and Mr. Jartz for 1997, $80,345 and $315,000, respectively, are attributable to special incentive awards.

The following table contains information covering the grant of stock options to the Named Executives during Fiscal Year 1999. The exercise price for all options granted is equal to the fair market value of the Company's common stock on the date of grant.


                                  OPTION GRANTS IN LAST FISCAL YEAR


                                                                               Potential Realizable Value
                                                                                 at Assumed Annual Rates
                                      Individual Grants (1)                    of Stock Price Appreciation
                                                                                   for Option Term (2)
                    -----------------------------------------------------      ---------------------------
                                    % of Total
                     Number of         Options
                    Securities      Granted to
                    Underlying       Employees
                       Options       in Fiscal       Exercise  Expiration
     Name           Granted(#)            Year   Price ($/Sh)        Date            5%            10%
Robert S. Morrison     340,000           16.7%        $ 53.34     3/09/09      $ 11,406,194   $ 28,905,535

Terence D. Martin       50,000            2.4%        $ 53.34     3/09/09      $  1,677,381   $  4,250,814

Russell A. Young        38,000            1.9%        $ 53.34     3/09/09      $  1,274,810   $  3,230,619

Susan D. Wellington     25,000            1.2%        $ 53.34     3/09/09      $    838,691   $  2,125,407

John G. Jartz           32,000            1.6%        $ 53.34     3/09/09      $  1,073,524   $  2,720,521


(1) All options were granted on March 10, 1999. One-third of the options granted on March 10, 1999 will vest on each of the three anniversaries following the date of grant. Upon the occurrence of a change in control, all options would be cancelled and a lump sum cash payment paid for realizable value.

(2) Based on fair market value on the date of grant and an annual appreciation at the rate stated (compounded annually) of such fair market value through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% stock price appreciation rates set by the SEC and therefore do not forecast possible future appreciation, if any, of the Company's stock price. However, the total of the "Potential Realizable Value" for the Named Executives would represent less than 0.4% of the incremental increase of approximately $4 billion and $11 billion respectively, in the Potential Realizable Value that shareholders would realize under the prescribed 5% and 10% stock price appreciation rates.

<Page 14>


The following table contains information covering the exercise of options by the Named Executives during Fiscal Year 1999 and unexercised options held as of the end of 1999.


                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR END OPTION VALUES


                                                              Number of        Value of Securities Underlying
                                                        Securities Underlying     Unexercised, In-the-Money
                                                         Unexercised Options       Options at Fiscal Year
                                                        at Fiscal Year End (#)         End  ($)(2)
                        Shares
                      Acquired On       Value
      Name            Exercise(#)    Realized($)(1)  Exercisable  Unexercisable    Exercisable  Unexercisable

Robert S. Morrison        -0-         $    -0-           769,000        871,000   $ 12,664,186   $ 11,759,562

Terence D. Martin         -0-         $    -0-            50,000        250,000   $    260,950   $  1,657,860

Russell A. Young         30,660       $ 1,071,111        163,300         75,700   $  4,603,749   $  1,039,159

Susan D. Wellington       -0-         $    -0-            54,540         43,660   $  1,408,369   $    561,704

John G. Jartz             -0-         $    -0-           104,918         59,900   $  2,893,767   $    765,912

(1) Represents the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise, multiplied by the number of shares covered by each such option exercised.

(2) Represents the difference between the option exercise price and the fair market value of the Company's common stock on December 31, 1999, multiplied by the number of shares covered by each such option held on that date.

Pension Plans

The Company and its subsidiaries maintain several pension plans. The Quaker Retirement Plan (Retirement Plan), which is the principal pension plan, is a noncontributory, defined benefit plan covering eligible salaried and hourly employees of the Company who have completed one year of service as defined by the Retirement Plan.

Under the Retirement Plan, the participant accrues a benefit based upon the greater of a Years-of-Service Formula and an Earnings/Service Formula. Under the Years-of-Service Formula, participants accrue annual benefits equivalent to credited years of service times $216. Under the Earnings/Service Formula, a participant's benefit is the sum of two parts:

1. Past Service Accrual -- Benefits accrued through December 31, 1993, are set at the greater of (a) those accrued under the Retirement
    Plan prior to December 31, 1993; or (b) 1% of average annual earnings for the five years through December 31, 1993 up to $22,700 plus
    1.65% of such average annual earnings above $22,700, times credited years of service; and

2. Future Service Accrual -- For each year beginning January 1, 1994, and after, participants accrue benefits of 1.75% of annual earnings to 80% of the Social Security wage base plus 2.5% of annual earnings above 80% of the Social Security wage base.

Eligible earnings used to calculate retirement benefits include wages, salaries, bonuses, contributions to The Quaker 401(k) Plan for Salaried Employees and allocations to the employee stock ownership accounts. Normal retirement age under the Retirement Plan is age 65. The Retirement Plan provides for early retirement benefits.

Benefit amounts payable under the Retirement Plan are limited to the extent required by the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code of 1986, as amended. If the benefit formula produces an amount in excess of those limitations, the excess will be paid out of general corporate

<Page 15>


funds in accordance with the terms of The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The Quaker Eligible Earnings Adjustment Plan also provides for payment out of general corporate funds, based upon benefit amounts which would otherwise have been payable under the Retirement Plan and The Quaker 415 Excess Benefit Plan if the executive had not previously elected to defer compensation under the Executive Deferred Compensation Plan.

The total estimated annual retirement benefits under the above-described plans that the Named Executives would receive are as follows: Russell A. Young,
$451,678; Susan D. Wellington, $528,029; and John G. Jartz, $434,934. The amounts assume that the Named Executives will continue to work for the Company until their normal retirement dates, that their earnings will remain the same as in calendar 1999 and that each will elect a straight-lifetime benefit without survivor benefits. (Payment options such as a lump sum or other annuities are available.) Mr. Morrison and Mr. Martin will be provided retirement benefits in accordance with their Employment Agreements as described on page 18 of this proxy statement.

The Retirement Plan currently provides that, to the extent of sufficient plan assets, it will continue in effect for a reasonable period following a change in control of the Company without a reduction of anticipated benefits. For a two-year period following a change in control, the accrued benefits of members, who meet specified age and service requirements and who are terminated, will be increased and no employees of the purchaser may become members. For a five-year period following such a change in control of the Company, the accrual of benefits for service during such period cannot be decreased while there are excess  assets (as defined in the Retirement Plan).  For so long  as  there  are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits shall be increased such that no assets of the Retirement Plan will directly or indirectly revert to the Company.

The Quaker Supplemental Executive Retirement Program (Supplemental Executive Retirement Program) may also provide retirement benefits for officers of the Company designated as participants by the Compensation Committee. Benefit amounts payable under the Supplemental Executive Retirement Program are intended to provide a minimum base retirement benefit and are therefore offset by the total of amounts payable under the Retirement Plan, The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The Supplemental Executive Retirement Program benefit is based upon a participant's average annual earnings for the five consecutive calendar years during which earnings were highest within the last ten years of service multiplied by a percentage based upon the participant's age at his termination date. This percentage ranges from 35% to 50% (based upon the participant's age at termination).

Employment Agreements and Termination and Change in Control Benefits

The Company has entered into change in control agreements, known as Executive Separation Agreements (Separation Agreements) with the Named Executives and certain other officers. The Separation Agreements provide for separation pay should a change in control of the Company occur. The Separation Agreements were unanimously approved by the nonemployee directors.

For separation pay to be available under the Separation Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits, or other changes in the executive's terms of employment short of actual termination), following a change in control. Under the Separation Agreements for Mr. Morrison and Mr. Martin, separation pay is also available upon voluntary termination occurring during the thirteenth month following a change in control.

Under the Separation Agreements, separation pay equals two years' annualized base salary, bonuses under the Executive or Management Incentive Bonus Plan and the value of life and health insurance coverage and pension credited service extended for each executive for a period of two years. The Separation Agreements provide that the amount of tax penalties paid under the Internal
Revenue Code shall be reimbursed to the executive officer by the Company, including the income tax on such reimbursements. The Separation Agreements terminate three years from their date of execution and are subject to renewal by the Board.

The officers of the Company also participate in The Quaker Salaried Employees Compensation and Benefits Protection Plan (Protection Plan). Under the Protection Plan, severance pay and benefits are provided should a change in control

<Page 16>

occur   and   an    employee's   employment  is  terminated  within  two   years
thereafter for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments (as determined by the Protection Plan's Administrative Committee). Severance payments are equal to nine months of pay, plus two weeks of pay for each year of service over 20 years. Pay is to be based on an employee's current salary plus bonus, if any. Severance benefits are to be continued for a minimum of nine months, plus two weeks for each year of service over 20 years, and include all medical and life insurance coverage at the time of termination.

The Board believes that the Separation Agreements and the Protection Plan insure fair treatment of the covered employees following a change in control. Furthermore, by assuring the executive of some financial security, the
Separation Agreements and the Protection Plan are intended to protect the shareholders by neutralizing any bias of these employees in considering proposals to acquire the Company. The Board believes that these advantages outweigh the disadvantage of the cost of the benefits.

The officers of the Company also participate in the Quaker Officers Severance Program (Program). Under the Program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct, and the officer signs a waiver and release of claims against the Company and agrees to non-compete, non-raiding and non-disclosure restrictions. Severance benefits will continue for one year. Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under the Executive or Management Incentive Bonus Plan, and medical and life insurance coverage as in effect at the time of severance.

Only the greater of the severance payment and benefits to be provided under the Program or the Protection Plan will be provided to an officer eligible under both, following a change in control. Severance payments and benefits under the Separation Agreements are in addition to those provided under either the Program or the Protection Plan following a change in control.

Under the 1990 LTIP and 1999 LTIP, upon the occurrence of a change in control, options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the product of: (1) the higher of (a) the closing price of the Company's common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Company's common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable); and (2) the number of shares covered by each such option or shares of restricted stock.

Upon the occurrence of a change in control, performance shares and other stock-based awards provided for under the 1990 LTIP and 1999 LTIP Plan, and still outstanding, shall also be cancelled, and any profit and/or performance objective with respect to performance shares shall be deemed to have been attained to the full and maximum extent. An immediate lump sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for those payments (either of these consequences is referred to individually as a Tax Penalty), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such Tax Penalty. In addition, the Company shall establish procedures necessary to maintain for the participants a form of benefit which may be provided under the 1999 LTIP and 1990 LTIP so that such participant will be in the same financial position with respect to those benefits not cancelled as he or she would have been in the ordinary course, absent a change in control and assuming his or her continued employment. The foregoing with respect to the cancellation of benefits shall not apply if such participant (a) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or (b) disclaims any portion of, or all, payments to be made pursuant to, or under, any other agreement, plan or program of the Company in order to avoid such Tax Penalty. Disagreements as to whether such payments would result in the imposition of a Tax Penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

<Page 17>


The Company is party to a trust agreement, known as The Quaker Oats Company Benefits Protection Trust (Trust or Trust Agreement). The Trust is to be used to set aside funds necessary to satisfy the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control. Following a change in control, the Trust Agreement becomes irrevocable, and the Trust shall be funded to provide for the payment of such obligations accrued at the time of a change in control. The Trust may also be funded for the purpose of paying legal expenses incurred by executives in pursuing benefit claims under such programs and agreements following a change in control. The Trust is currently funded only to a nominal extent. The Trust assets relating to Company contributions are always subject to the claims of the general creditors of the Company. No executive with any right to, or interest in, any benefit or future payment under the Trust Agreement shall have any right or security interest in any specific asset of the Trust, nor shall he or she have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he or she may expect to receive from the Trust or otherwise.

The Company entered into an Employment Agreement with Mr. Morrison in 1997 that provides that his initial employment term will continue through December 31, 2000. His Agreement also provides for aggregate annual retirement benefits on a straight-lifetime annuity equal to the greater of: (i) 50% of his average cash compensation for the highest five consecutive calendar years; or (ii) $950,000. These retirement benefits are subject to reduction in certain cases of termination of employment before reaching age 60. Mr. Morrison's Agreement also provides him with restricted stock units and options as described in the Tables on pages 13 through 15 of this proxy statement. His Employment Agreement also provides for severance benefits in the event of specified terminations which shall consist of the compensation and benefits remaining under the term of his Agreement and full vesting of all options and restricted stock units on his last day of active service. Mr. Morrison's Agreement also provides for his waiver and release of claims against the Company and non-compete, non-raiding and non-disclosure restrictions upon him in order to be qualified for these severance benefits.

The Company also entered into an Employment Agreement with Mr. Martin in 1998 that provided him with salary for 1999, and options as described in the Tables on pages 13 through 15 of this proxy statement. Mr. Martin's Agreement also provides for annual retirement benefits on a straight-lifetime annuity equal to the greater of: (i) the amount Mr. Martin would receive under the Supplemental Executive Retirement Program; or (ii) $300,000. These retirement benefits are subject to reduction in certain cases of termination of employment before reaching age 60, and are reduced by all other retirement benefits to which Mr. Martin is entitled from all other employers. His Employment Agreement also provides for severance benefits to be paid in a lump sum in the event of specified terminations, which shall consist of an additional amount equal to one year's payments under the Officers Severance Program. Mr. Martin's Agreement also provides for his waiver and release of claims against the Company and non-compete, non-raiding and non-disclosure restrictions upon him in order to be qualified for these benefits.

<Page 18>


                        COMPENSATION COMMITTEE REPORT

The   Company's  executive  compensation  programs  are  administered   by   the
Compensation Committee of the Board (Committee). The Committee reviews and considers the recommendations of management and compensation consultants, and then determines the compensation of all executive officers, including the Named Executives. The Committee's determinations are reviewed with all nonemployee directors, who constitute a majority of the Board.

Overall Policy

The Company's compensation programs have long been tied to Company and business unit performance. The Company's compensation programs are therefore aimed at enabling it to attract and retain strong executive talent. By linking executive compensation to Company stock, management's interests are directly linked to that of shareholders.

At least once each year, the Committee conducts a comprehensive review of the Company's executive compensation programs. The purpose of the review is to ensure that the programs are meeting their objectives and that the Company's executive compensation programs remain consistent with competitive practice. In its review, the Committee considers data provided by management, and also by leading compensation consultants.

The Company's policy with respect to qualifying compensation in excess of $1 million to its Named Executives for tax deductibility under Section 162(m) of the Internal Revenue Code, is first to be competitive. However, it is the Committee's intention to maximize the benefit of tax laws for the Company's shareholders by seeking performance-based exemptions and the related shareholder approval where consistent with the Company's compensation policies and practices.

The Company's compensation programs consist of base salary, short term cash incentive plans, and a long term incentive program consisting primarily of a broad-based stock option program and selective use of restricted stock. For executive officers, the mix of compensation is weighted more toward the performance-based, and therefore variable, elements of compensation (short term and long term incentive programs) rather than the more fixed elements of compensation (salary and benefits).

Base Salary

Salaries for executive officers are initially established by comparing the responsibilities of the individual's position to similar positions within the Company and in other comparable companies. Salary increases are determined by comparing the person's actual performance to personal performance objectives, as well as the Company's and/or business unit's performance versus its objectives.

Annual Incentive

The Company's key managers, including the executive officers, are eligible to receive an annual award under the Executive Incentive Bonus Plan, if subject to the Section 162 limit described above, or the Management Incentive Bonus Plan. Under these Plans, individual targets are established based on position level. Participants may receive more, or less, than the targets depending upon their performance.

The annual incentive award is based on a combination of business unit and Company performance compared to financial and nonfinancial objectives, with business unit performance weighted more than Company performance. Personal objectives are also considered in judging total compensation.

The primary Company and business unit performance measure is Controllable Earnings, which is calculated as operating income (adjusted for certain financial costs) less a capital usage charge based on each business unit's invested capital. With incentives tied to maximizing Controllable Earnings, managers focus on generating greater profitable growth, investing in projects where returns exceed our cost of capital and efficiently utilizing assets. These are the drivers of long term cash flow - ultimately the keys to building shareholder value.

<Page 19>


The Committee also considers performance against other key financial measures such as market shares, revenues, earnings per share, return on assets, return on invested capital, debt coverage ratios, generation of cash flow and operating income. In order for the full financial portion of the target bonuses to be paid, the Company must meet its internal financial targets, and the Committee also considers how that performance relates to other comparable companies.

Long Term Incentive

The Company has long believed in the importance of stock ownership by all employees. Consequently, its long term incentive plans are focused on stock-based vehicles. The Company has adopted share ownership guidelines for all vice presidents and above. Each is expected to hold Company stock commensurate with his or her level in the organization within a reasonable time period from date of election or appointment.

The primary long term incentive vehicle is a broad-based stock option program for key managers, including the executive officers. Participants are considered for annual awards of stock options, based upon an assessment of each person's job level, performance, potential, past award history and competitive practice. Most stock options currently become exercisable one-third per year over three years, and all have a ten-year term, and are priced at or above the stock's fair market value on the grant date.

A second broad-based long term incentive program applying to the same group of key managers is the Incentive Investment Program. Under the Incentive
Investment Program, participants may invest an elected percentage of their Executive Incentive Bonus or Management Incentive Bonus awards in Company stock. Amounts invested are matched with either one or two shares of restricted stock for each three shares of stock purchased by the participant, depending on the percent of his or her award invested. The vesting of the restricted stock occurs over a five-year period, contingent upon the participant's continued employment and retaining the purchased shares.

Restricted stock and restricted stock units are also periodically used to motivate and retain selected key employees.

Chief Executive Officer Compensation

In determining Chief Executive Officer compensation, the Committee considers the Company's financial and nonfinancial performance, as well as an analysis of total compensation in relation to that of Chief Executive Officers in comparable companies. On this basis, the Committee made the following decisions regarding Mr. Morrison's 1999 compensation:

    Mr. Morrison's base salary was increased from $950,000 to $1,000,000 effective March 1, 1999. This was the first increase in
    Mr. Morrison's salary  since  he joined  the Company  on  October  22, 1997.

    Mr. Morrison participated in the Company's Executive Incentive Bonus Plan (EIB) which was approved by shareholders in 1999. Under the EIB, bonuses are earned according to achievement of a pre-established Controllable Earnings goal. Based on the Company's 1999 Controllable Earnings performance, the Committee awarded Mr. Morrison a 1999 bonus of $1,700,000.

    The Committee approved a grant of 340,000 stock options to Mr. Morrison after reviewing the number of options previously granted to him in comparison with long term incentive grants made to CEO's of comparable companies.

The Committee also considered the following achievements in reviewing Mr. Morrison's 1999 performance and compensation:

    Controllable Earnings (the Company's key internal measure of economic value created) increased 29 percent, reflecting 13 percent operating income growth and better asset utilization rates, as represented
    by   a   14   percent reduction  in  the   Company's  invested capital base.

<Page 20>


    Total Company sales from ongoing businesses increased nearly 4 percent. In the United States and Canada, where the Company produced 82 percent of its sales and 92 percent of its operating profits, sales increased by 7 percent, representing growth across every major line of business.

    As a result of strong sales growth and aggressive cost management,   diluted
    earnings   per   share   increased   21    percent, excluding unusual items.

Additionally, Mr. Morrison took a number of actions to align Company resources to more aggressively pursue future profitable growth.




MEMBERS OF THE COMMITTEE
Vernon R. Loucks, Jr., Chairman
Frank C. Carlucci
W. James Farrell
Judy C. Lewent
William L. Weiss



                                                    PERFORMANCE GRAPH


Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Standard & Poor's (S&P) Foods Index and the S&P 500 Stock Index for the period of five and one-half years commencing June 30, 1994, and ending December 31, 1999.


                                          Comparison of Cumulative Total Return*
                                               Quaker, S&P Foods, S&P 500

                                           Transition
                                               Period
                 Fiscal Year Ending            Ending                         Calendar Year Ending
               June 1994    June 1995   December 1995   December 1996   December 1997   December 1998  December 1999
Quaker             $ 100        $  97           $ 104           $ 119           $ 168           $ 194          $ 218
S&P 500            $ 100        $ 126           $ 144           $ 177           $ 236           $ 303          $ 367
S&P Foods          $ 100        $ 129           $ 146           $ 173           $ 248           $ 268          $ 211

*Assumes $100 invested on June 30, 1994 with reinvestment of dividends.

<Page 21>


                              DIRECTORS' PROPOSAL

Ratification of Appointment of Independent Public Accountants

Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent public accountants for 2000 and is requesting ratification by the shareholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1970.

In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the difficulty and expense of making any substitution of independent public accountants after the beginning of a fiscal period, it is contemplated that the appointment for 2000 will be permitted to stand unless the Board finds other reasons for making a change.

Representatives of Arthur Andersen LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Ratification of the appointment of Arthur Andersen LLP as independent public accountants requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR this proposal.


                            SHAREHOLDERS' PROPOSALS

Annual Election of Directors

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, record holder of 200 shares of common stock of the Company, has given notice that she will introduce the following resolution and supporting statement at the Meeting:

RESOLVED:   "That the stockholders of Quaker Oats recommend that  the  Board  of
Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS: "Until recently, directors of Quaker Oats were elected annually by all shareholders."

"The great majority of New York Stock Exchange listed corporations elect all their directors each year."

"This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

"Last year the owners of 56,688,122 shares, representing approximately 51.4% of shares voting, voted for this proposal."

"If you AGREE, please mark your proxy FOR this resolution."

The Board unanimously recommends a vote AGAINST the proposal for the following reasons:


At the 1983 Annual Meeting, shareholders voted to amend the Certificate of Incorporation to provide for the current classified Board with staggered three-year terms. The proxy statement for that meeting contained a detailed discussion recommending the classified Board. A portion of that discussion follows:

<Page 22>


     "The Board of Directors believes that the adoption of this proposal is advantageous to the Company and its shareholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that this, in turn, will permit it more effectively to represent the interests of all shareholders, including responding to circumstances created by demands or actions by a minority shareholder or group."

     "..., there has been an increasing number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining control of the companies by electing their own slate of directors, or by achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control."

Under New Jersey law, the amendment contemplated by the shareholder proposal must first be approved by the Board and then submitted to the shareholders for a vote. The Board has not approved the shareholder proposal. Thus, a vote in favor of the shareholder proposal is only an advisory recommendation to the Board that it take steps consistent with such shareholder proposal.

In light of the shareholder vote at the Company's 1999 Annual Meeting, the Board reviewed the issue at its November 1999 meeting with its financial advisor and outside counsel. After careful consideration, the Board determined that it is in the best interest of shareholders to retain the classified board.

Approval  of  the  foregoing  precatory  shareholder  resolution  requires   the
affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon.

For the reasons set forth above, the Board recommends a vote AGAINST the proposal.

Shareholder Rights Plans

The Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, record holder of 41,299 shares of common stock of the Company, has given notice that it will introduce the following resolution and supporting statement at the Meeting:

Shareholder Resolution

RESOLVED, that pursuant to section 2-9 of the New Jersey Business Corporation Act, the shareholders of The Quaker Oats Company (the "Company") hereby amend the Company's Bylaws to add the following Bylaw 40, which shall take effect immediately upon approval by the shareholders, either in person or by proxy, at the meeting of shareholders at which such resolution is proposed:

                    "SHAREHOLDER RIGHTS PLANS.

"Bylaw 40. The Company shall not adopt any shareholder rights plan, share purchase rights plan or similar agreement, commonly referred to as a "poison pill," which is designed to impede, or has the effect of impeding, the acquisition of a block of stock in excess of a specified threshold and/or merger or other transaction between a significant shareholder and the Company, unless such plan or agreement has previously been approved by holders of a majority of the outstanding shares of stock at a general or special meeting of shareholders, and the Company shall redeem any such plan or agreement in effect as of the date of adoption of this Bylaw, including without limitation the shareholder rights plan that was adopted by the Company in 1996. Notwithstanding any other provision of these Bylaws, this Bylaw may not be amended, modified or repealed, except by holders of a majority of the outstanding shares of stock."

Supporting Statement

At last year's meeting this proposed bylaw received 53% of the shares voted, which was equivalent to 43% of the total outstanding shares. The bylaw was not adopted, however, because the Company's Certificate of Incorporation and Bylaws require that two-thirds of the outstanding shares be voted in favor of any bylaw amendment.

<Page 23>


We are resubmitting this proposal because we believe that it embodies an important principle of corporate governance, namely, the right of shareholders to have a say when a company contemplates adopting a "poison pill" anti-takeover defense.

In our view, a poison pill can insulate management at the expense of shareholders. We do not dispute that management and the board should have appropriate tools to ensure that all shareholders benefit from a takeover proposal, but a "poison pill" is such a powerful tool that shareholders should be able to vote on whether it is appropriate. The board of directors adopted the current rights plan in 1996 without seeking shareholder input, and that plan will continue in effect until 2006.

Rights  agreements  are  often defended as a way to  protect  the  interests  of shareholders. In our view, that rationale argues in favor of letting shareholders decide for themselves if a poison pill is the sort of protection they believe should be in place.

WE URGE YOU TO VOTE FOR THIS PROPOSAL.

The Board unanimously recommends a vote AGAINST the proposal for the following reasons:

The Board is firmly committed to maximizing shareholder value. The Shareholder Rights Plan (Rights Plan) adopted in May 1996 replaced an expiring plan originally adopted in 1986 and was put in place to protect shareholders against abusive takeover tactics and ensure that each shareholder would be treated fairly. In light of the shareholder vote at the Company's 1999 Annual Meeting, which constituted a majority of votes cast at the Meeting, but less than a majority of the outstanding shares entitled to vote and substantially less than the required number of votes needed to pass such a proposal, the Board reviewed the issue at its November 1999 meeting with its financial advisor and outside counsel. After careful consideration, the Board determined that it is in the best interest of shareholders to retain the Rights Plan.

The Rights Plan is designed to provide the Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of shareholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and protect shareholders against potential abuses during the takeover process. The rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders.

The Board also believes that the proposed Bylaw amendment is legally invalid. The Company has received the opinion of its New Jersey counsel to the effect that under the Delaware case law that counsel believes would be followed, the proposed Bylaw is an impermissible restriction on the fiduciary and statutory responsibilities imposed upon Boards of Directors. Consequently, the proposed Bylaw would not be valid under New Jersey law if it were adopted by the shareholders.

Finally, the Board believes there is strong empirical evidence that the Rights Plan better positions the Board to negotiate the most attractive fair price for all shareholders in the event there is a bid for the Company. Many companies with rights plans have received unsolicited offers and have redeemed rights after directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all shareholders. In fact, premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, according to a 1997 study by Georgeson & Company Inc. (Georgeson also estimated that rights plans contributed an additional $13 billion in shareholder value during the prior five years, and that the shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums.) The Rights Plan is an important tool that the Board should have in the event of an unfair or coercive takeover attempt. Any action to redeem the Rights Plan should only be made in the context of a specific acquisition proposal.

If legally valid, approval of the foregoing proposed amendment to the Company's Bylaws requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote thereon.

Because the Board believes the proposal is legally invalid and against the best interest of shareholders, the Board recommends a vote AGAINST the proposal.

<Page 24>


Genetically Engineered Foods

      The Sheilah Dorcy Trust, c/o Harrington Investments, 1001 Second Street, Suite 325, Napa, California 94559, beneficial owner of 1,200 shares of common stock of the Company, the Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, Texas 78404, beneficial owner of 500 shares of common stock of the Company and Jessie Smith Noyes Foundation, 6 East 39th Street, 12th Floor, New York, New York 10016, beneficial owner of 12,329.64 shares of common stock of the Company, have each given notice that they will introduce the following resolution and supporting statement at the meeting:

"WHEREAS:

International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods;

     Several of Europe's largest food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products;

     In the UK, three fast-food giants-McDonald's, Burger King, and Kentucky Fried Chicken-are eliminating GE soya and corn ingredients from their menus;

     Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;

     Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops;

There is increasing scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment;

     The U.S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

     Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

     In 1998, research showed that Bt crops are building up Bt toxins in the soil;

     In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies;

     In the U.S., we have a long tradition of citizens' "Right to Know"; an expression of this includes the current laws requiring nutritional labeling of foods;

     A January 1999 Time/CNN poll indicated that 81% of Americans said that GE food should be labeled as such;

     GE crops may incorporate genes that are allergens or from animal species. Individuals can not avoid them for health or religious reasons unless they are labeled;

     The European Union requires labeling of GE foods, as will Japan, New Zealand, and Australia.

<Page 25>


                                         RESOLVED

Resolved: Shareholders request the Board of Directors to adopt a policy of removing genetically engineered crops, organisms, or products thereof from all products sold or manufactured by the company, where feasible, until long-term safety testing has shown that they are not harmful to humans, animals, and the environment; with the interim step of labeling and identifying these products that may contain these ingredients, and reporting to the shareholders by August 2000.

                                    SUPPORTING STATEMENT

We believe that this technology involves significant social, economic, and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future."

The Board unanimously recommends a vote AGAINST the proposal for the following reasons:

In the United States, the Company uses only ingredients that have been declared safe by the U.S. Food and Drug Administration (FDA), including those developed through biotechnology. The FDA has concluded that these ingredients are the same - and therefore, as safe - as other ingredients with respect to their nutritional characteristics, composition and ability to be used in foods. This finding is supported by significant scientific consensus.

The Company places food safety at the top of its priority list and only uses ingredients that have been deemed safe by significant scientific and regulatory review.

FDA has concluded that no special labeling of foods derived through biotechnology is necessary. The Company agrees with this position and believes such labeling, in fact, could be confusing or misleading to consumers. Consistent with FDA policy, the Company supports limited labeling of foods developed through biotechnology only for those foods that contain a potential new allergen or have substantially altered compositions. The Company supports regulatory policies throughout the world that are based on sound science and allow the safe use of biotechnology without burdensome labeling requirements. The Company will comply with all local labeling laws and, as always, will continue to sell only products it believes to be safe.

The Company believes that its current policy is in accordance with scientific consensus, regulatory requirements and sound business practices, and that adoption of this proposal is therefore not appropriate.

Under New Jersey law, a vote in favor of the shareholder proposal is only an advisory recommendation to the Board that it take steps consistent with such shareholder proposal. Approval of the foregoing precatory shareholder resolution requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting entitled to vote thereon.

For the reasons set forth above, the Board recommends a vote AGAINST the proposal.

               SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. To be considered for inclusion in the Company's proxy statement and proxy for the 2001 Annual Meeting a proposal must be received by the Company no later than December 4, 2000. Proposals should be directed to John G. Jartz, Corporate Secretary, The Quaker Oats Company, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

<Page 26>


                                OTHER BUSINESS

The Board is not aware of any matters requiring shareholder action to be presented at the Meeting other than those stated in the Notice of Annual Meeting. Should other proper matters be introduced at the Meeting, those persons named in the enclosed proxy have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

The Company's annual report on Form 10-K, consisting of its Annual Report, Proxy Statement and certain additional 10-K information, is available without charge upon written request to Investor Relations, The Quaker Oats Company, P.O. Box 049001, Suite 27-7, Chicago, Illinois 60604-9001, by visiting the Company's Internet website at www.quakeroats.com, or by calling 1-800-685-6566.


By order of the Board of Directors,



/s/John G. Jartz
John G. Jartz
Corporate Secretary

<Page 27>


                    [THIS PAGE INTENTIONALLY LEFT BLANK.]

<Page 28>


FORM OF PROXY CARD:

[Front Part]

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, OR IF NO CHOICES ARE INDICATED, FOR ITEMS 1 AND 2 AND AGAINST ITEM 3, 4 AND 5.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[Quaker logo and "2000 PROXY" appear down the left margin]

A vote FOR items 1 and 2 is recommended
by the Board of Directors.
1. Election of Directors-Nominees:
01 - Armando M. Codina, 02 - W. James Farrell,
03 - Judy C. Lewent, 04 - Linda Johnson Rice
   For All [ ] Withheld All [ ] For All Except as Named Below [ ]

2. Ratification of  Appointment of Independent Public Accountants
   For [ ] Against [ ] Abstain [ ]

A vote AGAINST items 3, 4 and 5 is recommended by the Board of Directors.
3. Shareholder Proposal-Annual Election of Directors
   For [ ] Against [ ] Abstain [ ]

4. Shareholder Proposal-Shareholder Rights Plans
   For [ ] Against [ ] Abstain [ ]

5. Shareholder Proposal-Genetically Engineered Foods
   For [ ] Against [ ] Abstain [ ]

                                   Check here if you will attend the meeting [ ]

                                                      Dated_______________, 2000

                                                      x_________________________
                                                      Signature

                                                      x_________________________
                                                      Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.

[Back Part]

                          THE QUAKER OATS COMPANY

                  Proxy for Annual Meeting of May 10, 2000

          This  proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints Frank C. Carlucci, J. Michael Losh and Walter J. Salmon proxies each with power to appoint his substitute to represent and to vote all shares of stock of The Quaker Oats Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Civic Opera House, 20 North Wacker Drive, Chicago, Illinois, on Wednesday, May 10, 2000 at 9:30 a.m. (CDT), and any adjournment thereof, as indicated on the proposals described in the proxy statement and all other matters properly coming before the Meeting.


       IMPORTANT-This proxy must be signed and dated on the reverse side.